Exhibit 99.1

MeadWestvaco Corporation
Global Headquarters
11013 West Broad Street
Glen Allen VA 23060-5937
+1 804.327.7925 T
+1 804.327.6209 F
www.mwv.com

PRESS RELEASE

Media Contact	Investor Relations
Alison von Puschendorf tel: +1 804-327-7284 mediainquiries@mwv.com	Jason Thompson tel: +1 804-201-2556

MWV Reports Positive 2009 Second Quarter Results

Operating Profitability Driven by Focus on Highest Value Packaging Markets, Overhead Cost Reductions

and Improved Productivity

Operating Highlights:

•	Profit Growth in Consumer Solutions, Consumer & Office Products and Specialty Chemicals Segments

•	$46 Million of Cost Savings Achieved Year-to-Date; Company Expects to Exceed $125 Million Target

•	Shellpak® Growth Accelerating; Global Beverage and Home & Garden Businesses Achieving Market Share Gains

•	Strong $623 Million Cash Position

RICHMOND, VA (July 29, 2009)—MeadWestvaco Corporation (NYSE: MWV) reported positive second quarter earnings with year-over-year profit growth in the majority of the company’s business segments despite lower overall demand. The results reflect the company’s continued execution of its transformation strategies to deliver consistently higher returns for shareholders by participating in profitable packaging and other markets, reducing overhead costs and improving the overall operating productivity of its manufacturing facilities and supply chain. The results also reflect the benefit from alternative fuel mixture credits reported in other income.

“Our deliberate strategic actions to generate higher returns for shareholders are working,” said John A. Luke, Jr., chairman and chief executive officer. “We are encouraged by the positive results we delivered during the second quarter in what remains a very difficult environment, and expect an even more significant impact from the intentional execution of our strategy when the economy improves.”

Luke continued, “We are increasing the value we deliver to shareholders by making disciplined choices about our participation in key markets, and by strengthening our business model with permanent cost reductions and ongoing operating productivity. In conjunction with our priority emphasis on innovative solutions and growth in emerging markets, these efforts are helping us continue to deliver on our commitments – and shape the direction of our company for the future.”

Quarterly Comparison

Second quarter 2009 net income was $125 million, or $0.72 per share, compared to $56 million, or $0.33 per share, in the second quarter of 2008. The results for the second quarter of 2009 include after-tax income of $112 million, or $0.65 per share, from excise tax credits earned under 2007 legislation enacted to provide a tax credit for companies that use alternative fuel mixtures to produce energy to operate their businesses. The results for the second quarter of 2009 also include after-tax restructuring charges of $25 million, or $0.15 per share, primarily related to employee separation costs and facility closures. The results for the second quarter of 2008 include after-tax restructuring charges of $6 million, or $0.03 per share, primarily related to employee separation costs and facility closures, and an after-tax gain of $9 million, or $0.05 per share, related to a sale of corporate real estate.

Packaging Resources

In the Packaging Resources business, profit from continuing operations was $49 million in the second quarter of 2009 compared to $54 million in the second quarter of 2008. Sales were $614 million in the second quarter of 2009 compared to $674 million in the second quarter of 2008. Price and mix improvement, moderated input costs and strong operating productivity were more than offset by lower sales volume, higher unabsorbed fixed manufacturing costs associated with market- and maintenance-related downtime and unfavorable foreign currency exchange principally related to Rigesa, the segment’s Brazilian operation.

As planned, in the second quarter of 2009, the segment took aggressive actions to match production with demand. These lower production levels reduced overall profit versus the prior year due to unabsorbed fixed overhead costs. In the second quarter of 2009, market- and maintenance-related downtime totaled 103,000 tons, of which 88,000 was in SBS grades and 15,000 was in Coated Natural Kraft (CNK®). Increased shipments in beverage multi-pack paperboard were more than offset by modest declines in tobacco and liquid packaging paperboard and by more pronounced declines in grades that serve the food service and general packaging paperboard markets.

As part of MWV’s transformation strategies to focus on higher value global paperboard packaging markets, the company made the decision in July to permanently remove approximately 200,000 tons of SBS paperboard capacity by shuttering the No. 2 paperboard machine at its Evadale, Texas, mill. The machine, which runs food service and general packaging grades, will fully cease operation by the end of the third quarter of 2009. As a result of this action, the company’s remaining annual SBS paperboard capacity will be approximately 1.5 million tons.

Consumer Solutions

In the Consumer Solutions business, profit increased 14 percent to $25 million in the second quarter of 2009 compared to $22 million in the second quarter of 2008. Sales were $554 million in the second quarter of 2009 compared to $656 million in the second quarter of 2008. Strong volume growth in adherence healthcare packaging was more than offset by unfavorable foreign currency exchange and pronounced volume declines in personal care, as global spending for luxury items remained weak, and in media packaging, where the company’s actions to exit low return business resulted in lower volumes. Volume declines in global beverage and tobacco packaging were modest.

Profit growth in the company’s home and garden, beverage, tobacco and healthcare businesses more than offset declines in global personal care and media packaging. The segment is continuing to execute the company’s transformation strategies and has announced the closing or restructuring of eight global manufacturing locations to maximize production efficiency and exit unprofitable product lines. In the second quarter, the company announced the restructuring of a primary plastics operation in Hemer, Germany, and the closing of its Wilmington, N.C., beverage plant.

Consumer & Office Products

In the Consumer & Office Products business, profit increased 15 percent to $31 million in the second quarter of 2009 compared to $27 million in the second quarter of 2008. Sales in the second quarter of 2009 were $234 million compared to $270 million in the second quarter of 2008. As expected, sales were lower due to the weak global economic environment, resulting in lower volumes of most products. Envelope products sales were particularly weak as financial services customers continue to significantly reduce direct mail offerings. Benefits from aggressive productivity actions, including the effects of previous facility closures and restructurings, and tight cost control, drove improved profit in the second quarter. The segment continues to be impacted by imports from Asia.

Specialty Chemicals

In the Specialty Chemicals business, profit increased 36 percent to $15 million in the second quarter of 2009 compared to $11 million in the second quarter of 2008. Improved productivity more than offset lower volume and higher unabsorbed fixed manufacturing costs associated with market-related downtime. Sales were $116 million in the second quarter of 2009 compared to $146 million in the second quarter of 2008. Strong global demand for asphalt solutions and increased sales of automotive carbon in China were more than offset by lower global demand for industrial performance chemicals and decreased North American demand for automotive carbon.

Community Development and Land Management

In the Community Development and Land Management business, sales were $23 million in the second quarter of 2009 compared to $40 million in the second quarter of 2008. Profit was $3 million in the second quarter of 2009 compared to $24 million in the second quarter of 2008 due to weak economic conditions and consequently lower land sale activity. Profit from real estate activities was $1 million in the second quarter of 2009 compared to $20 million in the second quarter of 2008. The segment sold approximately 1,700 acres for gross proceeds of $4.5 million in the second quarter of 2009 compared to approximately 7,300 acres for gross proceeds of $23.8 million in the second quarter of 2008. Profit from forestry operations and leasing activities was $2 million in the second quarter of 2009 compared to $4 million in the second quarter of 2008.

Real estate industry conditions remain challenging due to continued credit tightening and weaker consumer spending. These factors will likely continue to influence near-term results. During this time, the segment will continue to move forward with its near- and long-term real estate value creation plans, including enhancing rural land, as well as entitling and master planning its highest potential development land.

Corporate and Other

Corporate and Other profit was $45 million in the second quarter of 2009 compared to a loss of $65 million in the second quarter of 2008. The results for the second quarter of 2009 include income from alternative fuel mixture credits totaling $178 million, net of associated expenses, representing a period of about 24 weeks of fuel usage at the company’s three U.S. paperboard mills, and restructuring charges of $39 million. The results for the second quarter of 2008 include a gain of $15 million from a sale of corporate real estate and restructuring charges of $10 million. Excluding the effects of the alternative fuel mixture credits, the gain on sale of corporate real estate and restructuring charges, Corporate and Other was a loss of $94 million in the second quarter of 2009 versus a loss of $70 million in the second quarter of 2008. The higher year-over-year loss adjusted for the above items was primarily driven by lower pension income and lower interest income in 2009 compared to 2008.

Alternative Fuel Mixture Credit

The U.S. Internal Revenue Code allows an excise tax credit for alternative fuel mixtures produced by a taxpayer for sale, or for use as a fuel in a taxpayer’s trade or business. MWV qualifies for the alternative fuel mixture credit because it uses an alternative fuel known as black liquor, which is a byproduct of its wood pulping process to power its paperboard mills. In April 2009, the company was notified that its registration as an alternative fuel mixer was approved by the Internal Revenue Service. Following receipt of certification by the Internal Revenue Service, the company submitted refund claims totaling $178 million after associated expenses based on fuel usage at its three U.S. paperboard mills from mid-January 2009 through June 30, 2009. The company received refunds totaling $134 million through the end of the second quarter. The pre-tax impact of the excise credit, net of associated expenses, is included in other income in the consolidated statement of operations in the amount of $178 million for the three months ended June 30, 2009, and is included in Corporate and Other for segment reporting purposes. The credit is currently scheduled to expire on December 31, 2009.

Strategic Cost Management Program

On January 15, 2009, MWV announced the acceleration of a series of broad cost reduction actions that began in 2008 to further reduce its corporate and business unit overhead cost structure, optimize its manufacturing footprint, and realize sourcing savings throughout its supply chain. By the end of 2009, these actions are expected to result in the elimination of about 2,000 positions, or 10 percent of MWV’s global workforce, and the closure or restructure of 12 to 14 manufacturing facilities. These cost management efforts are expected to achieve $125 million in pre-tax savings in 2009, with a targeted run-rate range of $250 million to $300 million by mid-2010 for the facility and overhead rationalization actions. In the second quarter of 2009, MWV achieved savings of $32 million ($46 million year-to-date) toward these goals, including the elimination of over 370 positions (1,260 program-to-date) and the closure or restructure of 4 manufacturing facilities (12 year-to-date). As a result of its progress to date, the company now expects to exceed its initial 2009 savings target of $125 million by at least 10 percent.

Other Items

In the second quarter of 2009, total pre-tax input costs, including energy, materials and freight, decreased $23 million over the prior-year quarter on a continuing operations basis.

In the second quarter of 2009, the pre-tax impact from unfavorable foreign currency exchange was $14 million compared to the prior-year quarter on a continuing operations basis.

Cash flow provided by operations was $250 million in the first half of 2009 compared to $155 million in the first half of 2008. The year-over-year increase was primarily driven by the receipt of alternative fuel mixture credits from the Internal Revenue Service totaling $134 million.

Capital spending from continuing operations was $92 million in the first half of 2009 compared to $140 million in the first half of 2008.

In the second quarter of 2009, the effective tax rate was approximately 26 percent. The annual effective tax rate for 2009 excluding discrete items is expected to be about 30 percent.

MWV paid a regular quarterly dividend of $0.23 during the second quarter of 2009, and on June 23, 2009, declared a quarterly dividend of $0.23 payable on September 1, 2009, to stockholders of record at the close of business on August 3, 2009.

Outlook

Given continued worldwide economic uncertainty, results for the second half of 2009 are difficult to predict. MWV is directly addressing the uncertain economic environment by remaining focused on the key items within its control that are expected to maintain the company’s solid financial position and maximize the company’s performance, including:

•	continuing to take actions across each business, including aggressively focusing on the most profitable markets, products and customers, to ensure above cost of capital returns;

•	matching production to demand to conserve cash costs;

•	vigilantly managing working capital usage and reducing discretionary spending;

•	reducing capital expenditures by narrowing spending on more immediate, high-return investments; and

•	continuing to reduce the company’s overhead structure and rationalize manufacturing capacity.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. (EDT) by dialing 1 (800) 230-1074 (toll-free U.S. domestic) or 1 (612) 332-0345 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at 12:00 p.m. (EDT) on July 29, and can be accessed at 1 (800) 475-6701 (toll-free U.S. domestic) or 1 (320) 365-3844 (international); access code: 105776. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, access the link to Investor Information, then Calendar of Events, and look for the link to the webcast. Please go to the website at least one hour prior to the call to register, download and install any necessary audio software.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most-admired brands in the healthcare, personal and beauty care, food, beverage, media and entertainment, and home and garden industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 21,000 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for the fifth consecutive year. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$1,432	$1,709	$2,786	$3,227

Cost of sales	1,202	1,406	2,396	2,699
Selling, general and administrative expenses	196	202	403	403
Interest expense	51	49	103	103
Other income, net [1]	(185)	(21)	(193)	(28)

Income from continuing operations before income taxes	168	73	77	50
Income tax provision	43	15	31	—

Income from continuing operations	125	58	46	50
(Loss) income from discontinued operations, net of tax	—	(2)	—	2

Net income	$125	$56	$46	$52

Net income per share, basic and diluted:
Income from continuing operations	$0.72	$0.34	$0.27	$0.29
(Loss) income from discontinued operations	—	(0.01)	—	0.01

Net income	$0.72	$0.33	$0.27	$0.30

Shares used to compute net income per share:
Basic	171.3	173.4	171.2	173.7
Diluted	172.9	173.8	172.2	174.1

[1]	Other income, net includes income from alternative fuel mixture credits in the amount of $178 million for the three and six months ended June 30, 2009.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	June 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$623	$549
Accounts receivable, net	787	799
Inventories	783	695
Other current assets	155	118

Current assets	2,348	2,161

Property, plant, equipment and forestlands, net	3,447	3,518
Prepaid pension asset	722	634
Goodwill	812	805
Other assets	1,293	1,337

	$8,622	$8,455

Liabilities and shareholders’ equity
Accounts payable	$555	$567
Accrued expenses	671	618
Notes payable and current maturities of long-term debt	105	89

Current liabilities	1,331	1,274

Long-term debt	2,291	2,309
Other long-term obligations	989	972
Deferred income tax	939	919

Shareholders’ equity	3,057	2,967
Non-controlling interest	15	14

Total equity	3,072	2,981

	$8,622	$8,455

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Sales
Packaging Resources	$614	$674	$1,182	$1,305
Consumer Solutions	554	656	1,087	1,262
Consumer & Office Products	234	270	397	478
Specialty Chemicals	116	146	210	270
Community Development and Land Management	23	40	109	61
Corporate and Other [1]	13	33	24	62

Total	1,554	1,819	3,009	3,438
Intersegment eliminations	(122)	(110)	(223)	(211)

Consolidated totals	$1,432	$1,709	$2,786	$3,227

Segment profit (loss)
Packaging Resources	$49	$54	$68	$86
Consumer Solutions	25	22	38	31
Consumer & Office Products	31	27	26	24
Specialty Chemicals	15	11	16	23
Community Development and Land Management	3	24	59	32

Subtotal	123	138	207	196
Corporate and Other [2]	45	(65)	(130)	(146)

Consolidated totals [3]	$168	$73	$77	$50

[1]	Revenue included in Corporate and Other includes sales from the company’s specialty papers division.

[2]

Corporate and Other includes income from alternative fuel mixture credits, non-controlling interest income and losses, restructuring charges, pension income, interest expense and income, and gains and losses on certain asset sales.

[3]	Consolidated totals represent income from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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